Exhibit 10.7

CIBUS, INC. 2017 OMNIBUS INCENTIVE PLAN

(F/K/A CALYXT, INC. 2017 OMNIBUS INCENTIVE PLAN)

(AS AMENDED, EFFECTIVE MAY 31, 2023)

1. Purposes of the Plan. The purposes of this Omnibus Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or a Committee.

(b)	“Affiliate” means an entity other than a Subsidiary which, together with the Company, is under common control of a third person or entity.

(c)

“Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as such laws, rules and regulations shall be in effect from time to time.

(d)

“Award” means any award of a Nonstatutory Stock Option, Incentive Stock Option, SAR, Restricted Stock, RSU, Performance Award, Deferred Award, Other Cash-Based Award or Other Share-Based Award under the Plan.

(e)

“Award Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Award granted under the Plan and includes any documents attached to or incorporated into such Award Agreement, including, but not limited to, a notice of award grant and a form of exercise notice.

(f)	“Board” means the Board of Directors of the Company.

(g)

“Cashless Exercise” means a program approved by the Administrator in which payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option, including by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations.

(h)

“Cause” for termination of a Participant’s Continuous Service Status will exist (unless another definition is provided in an applicable Award Agreement, employment agreement or other applicable written agreement) if the Participant’s Continuous Service Status is terminated for any of the following reasons: (i) the Participant’s willful failure to perform his or her duties and responsibilities to the Company or the Participant’s violation of any written Company policy; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” shall be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)

“Committee” means one or more committees or subcommittees of the Board consisting of two (2) or more Directors (or such lesser or greater number of Directors as shall constitute the minimum number permitted by Applicable Laws to establish a committee or subcommittee of the Board) appointed by the Board to administer the Plan in accordance with Section 4 below.

(k)	“Common Stock” means the Company’s common stock, par value $0.0001 per share, as adjusted in accordance with Section 17 below.

(l)	“Company” means Cibus, Inc., a Delaware corporation (formerly Calyxt, Inc.).

(m)

“Consultant” means any person, including an advisor but not an Employee, who is engaged by the Company, or any Parent, Subsidiary or Affiliate, to provide services (other than capital-raising services), and is compensated for such services, including any Director and any member of the supervisory board or director of any Affiliate or Parent, whether compensated for such services or not.

(n)

“Continuous Service Status” means the absence of any interruption or termination of service as an Employee, Director or Consultant, or as a director of a Parent. Continuous Service Status as an Employee, Director or Consultant, or a director of a Parent shall not be considered interrupted or terminated in the case of: (i) Company-approved sick leave; (ii) military leave; or (iii) any other bona fide leave of absence approved by the Administrator; provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Continuous Service Status as an Employee, Director or Consultant, or as a director of a Parent, shall not be considered interrupted or terminated in the case of a transfer of employment or location between the Company, and any of its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee. Notwithstanding the foregoing, the “Continuous Service Status” of an individual who is nominated to become a Director and is not an Employee or Consultant or a director of a Parent shall be considered to begin on the date such individual begins providing services as a Director; provided that if such individual does not begin providing services within twelve (12) months of the date of grant of an Award, such individual shall not be considered to have begun Continuous Service Status.

(o)

“Current Parent” means a person that is a Parent as of June 14, 2017, or any other Person in which a Current Parent owns, directly or indirectly, equity securities possessing than fifty percent (50%) or more of the total combined voting power of all classes of stock.

(p)	“Deferred Award” shall mean an Award granted pursuant to Section 12.

(q)	“Director” means a member of the Board.

(r)	“Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(s)

“Employee” means any person employed by the Company, or any Parent, Subsidiary or Affiliate, under the terms and conditions of an employment contract or with the status of employment determined pursuant to such factors as are deemed appropriate by the Administrator in its sole discretion, subject to any requirements of the Applicable Laws, including the Code. The payment by the Company of a director’s fee shall not be sufficient to constitute “employment” of such director by the Company or any Parent, Subsidiary or Affiliate.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)

“Fair Market Value” means (i) with respect to Shares, the per share closing price for the Shares on the applicable date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the Wall Street Journal on the principal stock market or exchange on which the Shares are quoted or trade, or if Shares are not so quoted or traded, fair market value of a Share, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants, and (ii) with respect to property other than Shares, the fair market value of such properly determined by such methods or procedures as shall be established from time to time by the Administrator.

(v)

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

(w)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(x)	“Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange.

(y)	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement.

(z)	“Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 8 of the Plan.

(aa)

“Parent” means, subject to Section 20(a) of the Plan, any corporation (other than the Company) in an unbroken chain of corporations above the Company and ending with the Company if, at the time of grant of the Award, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(bb) “Participant” means any holder of one or more Awards or Shares issued pursuant to an Award.

(cc)	“Performance Award” means an Award granted pursuant to Section 11.

(dd)

“Performance Period” means the period established by the Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Administrator with respect to such Award are measured.

(ee)	“Plan” means this Cibus, Inc. 2017 Omnibus Incentive Plan (f/k/a Calyxt, Inc. 2017 Omnibus Incentive Plan), as amended.

(ff)	“Restricted Stock” means any Share granted pursuant to Section 10.

(gg)

“Restricted Stock Unit” or “RSU” means a contractual right granted pursuant to Section 10 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(hh)

“Share Appreciation Right” or “SAR” means any right granted pursuant to Section 9 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(ii)	“Share” means a share of Common Stock, as adjusted in accordance with Section 17 below.

(jj)	“Successor Corporation” means a successor corporation or a parent or subsidiary of such successor corporation.

(kk)	“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(ll)

“Subsidiary” means, subject to Section 20(a) of the Plan, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of grant of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(mm)

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines. Any such assumption or substitution will be effective as of the close of the applicable transaction, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. A Substitute Award may reflect the original terms of the award being assumed or substituted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(nn)

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of the outstanding shares of all classes of stock of the Company or any Parent or Subsidiary, measured as of an Award’s date of grant.

(oo)	“Triggering Event” means

(i) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or

(ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”); or

(iii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than a Current Parent or another Person that is controlled by a Current Parent, of more than fifty percent (50%) of the total outstanding equity interests in or voting securities of the Company, excluding any transaction that is determined by the Board in its reasonable discretion to be a bona fide capital raising transaction.

Notwithstanding anything stated herein, a transaction shall not constitute a Triggering Event if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction.

3. Eligibility.

(a)

Recipients of Grants. Any Employee, Consultant, non-employee Director, individuals nominated to be Directors, a director of a Parent, or any other individual who provides services to the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by Applicable Laws or accounting or tax rules and regulations. Incentive Stock Options may be granted only to Employees; provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b)

Type of Award. Each Award shall be designated in the Award Agreement as a Nonstatutory Stock Option, Incentive Stock Option, SAR, Restricted Stock, RSU, Performance Award, Deferred Award, Other Cash Based Award or Other Share Based Award under the Plan.

(c)

Substitute Awards. Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

(d)

No Employment Rights. Neither the Plan nor any Award shall confer upon any Participant any right with respect to Continuous Service Status with the Company (any Parent or Subsidiary), nor shall it interfere in any way with such Employee’s or Consultant’s right or the Company’s (Parent’s or Subsidiary’s) right to terminate his or her employment or consulting relationship at any time, with or without cause, as applicable.

4. Administration of the Plan.

(a)

General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by Applicable Laws, the Board may authorize one or more officers of the Company to make Awards under the Plan to Employees and Consultants (who are not subject to Section 16 of the Exchange Act) within parameters specified by the Board. The Administrator may issue rules and regulations for administration of the Plan.

(b)

Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or officer, the specific duties delegated by the Board to such Committee or by the Board or such Committee to an officer, the Administrator shall have the authority, in its sole discretion:

(i) to determine the Fair Market Value of the Common Stock in accordance with Section 2(u) above; provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Awards may from time to time be granted;

(iii) to determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan;

(iv) to determine the number of Shares to be covered by each Award;

(v) to approve the form(s) of agreement(s) and other related documents used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when Awards may be exercised (which may be based on performance criteria), the circumstances (if any) when vesting shall be accelerated or forfeiture restrictions shall be waived, and any restriction or limitation regarding any Award;

(vii) to amend any outstanding Award or agreement related to any Award, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company); provided that no amendment shall be made that would materially and adversely affect the rights of any Participant without his or her consent, as determined in the sole discretion of the Board;

(viii) to determine whether and under what circumstances an Award may be settled and exercised in cash, Shares, other Awards, other property, net settlement or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended;

(ix) to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Administrator;

(x) to grant Awards to, or to modify the terms of any outstanding Award Agreement or any agreement related to any Award held by, Participants who are foreign nationals or employed outside of the United States with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Plan to the extent necessary or appropriate to accommodate such differences;

(xi) to correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(xii) to establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with Applicable Laws or accounting or tax rules and regulations;

(xiii) to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan and due compliance with Applicable Laws or accounting or tax rules and regulations; and

(xiv) to construe and interpret the terms of the Plan, any Award Agreement, and any agreement related to any Award, which constructions, interpretations and decisions shall be final and binding on all Participants.

(c)

Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in bad faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

5. Stock Subject to the Plan.

(a)

Subject to the provisions of Section 17 below and except for Substitute Awards, the maximum aggregate number of Shares that may be issued under the Plan is a number of Shares equal to 10% of the total Shares outstanding as of the 2023 Amendment Date. The total number of Shares available for issuance under the Plan (the “Overall Share Limit”) will be increased on the first day of each Company fiscal year during the term of the Plan beginning in 2024 in an amount equal to the lesser of (i) 7.5% of outstanding Shares on the last day of the immediately preceding fiscal year or (ii) such number of Shares as determined by the Board in its discretion.

(b)

Notwithstanding anything to the contrary contained in this Plan, and subject to the provisions of Section 17 below, the maximum aggregate number of Shares actually issued or transferred by the Company under the Plan upon the exercise of Incentive Stock Options is a number of Shares equal to 10% of the total Shares outstanding as of the 2023 Amendment Date. The total number of Shares that may be issued pursuant to Incentive Stock Options will be increased on the first day of each Company fiscal year during the term of the Plan beginning in 2024 by a number of shares equal to 7.5% of the Shares outstanding as of the 2023 Amendment Date; provided, however, such limit will not, in any event, exceed the Overall Share Limit.

6. Limitation on Grants to Participants.

(a)

No Participant who is a non-employee Director may be granted compensation for such service in any one calendar year having an aggregate maximum value (calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $1,000,000; provided, however, that such compensation limit with respect to a non-employee Director serving as executive chair of the Board shall be $2,000,000.

(b)

The Shares issued under the Plan may be authorized, but unissued or reacquired Shares. If an Award should be forfeited, expire, terminate, lapse or become unexercisable for any reason without having been exercised in full or be settled in cash, in whole or in part, the unpurchased or unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grants under the Plan. In addition, any Shares which are retained by the Company upon exercise, settlement or vesting of an Award in order to satisfy (i) the exercise or purchase price for such Award or (ii) any withholding obligation for taxes due with respect to such Award shall be available for future grants under the Plan.

7. Term of Plan. The Plan was originally adopted by the Board of Directors and approved by the shareholders of the Company on June 14, 2017, and subsequently amended effective as of May 18, 2021 and, subject to and conditioned upon approval by the shareholders of the Company and consummation of the mergers with and involving Cibus Global, LLC, amended effective as of the date of such consummation, which occurred on May 31, 2023 (the “2023 Amendment Date”). It shall continue in effect for a term of ten (10) years from the 2023 Amendment Date unless sooner terminated under Section 20 below. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the 2023 Amendment Date; provided that to the extent permitted by the listing rules of any stock exchange on which the Company is listed, such 10-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 20. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

8. Options.

(a)

Term of Option. The term of each Option shall be the term stated in the Award Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement; provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement; and, provided further, that the Administrator may (but shall not be required to) provide in an Award Agreement for an extension of such term in the event the exercise of the Option would be prohibited by law on the expiration date.

(b)

Option Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Administrator and set forth in the Award Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value on the date of grant; and

(B) granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value on the date of grant, except in the case of Substitute Awards.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be such price as is determined by the Administrator; provided that, if the per Share exercise price is less than one hundred percent (100%) of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(c)	Vesting and Exercisability. The Administrator shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(d)

Incentive Stock Option $100,000 Limitation. Notwithstanding any designation under Section 8(b) above, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(d), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(e)

Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of an Incentive Stock Option within two years from the date of grant of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

(f)

Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option and to the extent required by Applicable Laws, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) wireless transfer; (4) other previously owned Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised; (5) a Cashless Exercise; (6) other property; (7) net settlement; (8) such other consideration and method of payment permitted under Applicable Laws; or (9) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

9. SARs.

(a)

Term of SARs. The term of each SAR shall be the term stated in the Award Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(b)

Grant of SARs. SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 8.

(c)

SAR Exercise Price. The exercise or hurdle price per Share to be issued pursuant to the exercise of a SAR shall be such price as is determined by the Administrator and set forth in the Award Agreement; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(d)	Vesting and Exercisability. The Administrator shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e)

Settlement. Upon the exercise of an SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Administrator.

10. Restricted Stock and RSUs. The Administrator is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine:

(a)

The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Stock or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights; provided that if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable.

(b)

Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Administrator may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate.

(c)

Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(d)

The Administrator may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

(e)

The Administrator may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

11. Performance Awards. The Administrator is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine:

(a)

Performance Awards may be denominated as a cash amount, number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Administrator. In addition, the Administrator may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Administrator.

(b)

A Performance Award may include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Administrator, of a level or levels of, or increases in, in each case as determined by the Administrator, one or more of the following performance measures or any other performance measure reasonably determined by the Administrator, with respect to the Company:

(i) return measures (including, but not limited to, total shareholder return; return on equity; return on assets or net assets; return on risk-weighted assets; and return on capital (including return on total capital or return on invested capital));

(ii) revenues (including, but not limited to, total revenue; gross revenue; net revenue; and net sales);

(iii) income/earnings measures (including, but not limited to, earnings per share; earnings or loss (including earnings before or after interest, taxes, depreciation and amortization); gross income; net income; operating income (before or after taxes); pre-or after-tax income or loss (before or after allocation of corporate overhead and bonus); pre- or after-tax operating income; net earnings; net income or loss (before or after taxes); operating margin; gross margin; and adjusted net income);

(iv) expense measures (including, but not limited to, expenses; operating efficiencies; and improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable));

(v) cash flow measures (including, but not limited to, cash flow or cash flow per share (before or after dividends); and cash flow return on investment);

(vi) share price measures (including, but not limited to, share price; appreciation in and/or maintenance of share price; and market capitalization);

(vii) strategic objectives (including, but not limited to, market share; debt reduction; customer growth; employee satisfaction; research and development achievements; mergers and acquisitions; management retention; dynamic market response; expense reduction initiatives; reductions in costs; risk management; regulatory compliance and achievements; recruiting and maintaining personnel; and business quality); and

(viii) other measures (including, but not limited to, economic value-added models or equivalent metrics; economic profit added; gross profits; economic profit; comparisons with various stock market indices; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions)).

(c)

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index or one or more of the performance goals themselves. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Administrator may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Administrator shall have the power to impose such other restrictions on Awards subject to this Section 11(c) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any Applicable Laws or accounting or tax rules and regulations

(d)

Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Administrator. The Administrator shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of a Participant’s termination of Continuous Service Status.

(e)

Performance Awards shall be settled only after the end of the relevant Performance Period. The Administrator may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

12. Deferred Awards. The Administrator is authorized, subject to limitations under Applicable Laws, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any Applicable Laws or determined by the Administrator, in lieu of any annual bonus that may be payable to a Participant under any applicable bonus plan or arrangement. The Administrator shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Administrator shall not be issued until on or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Administrator may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate. The Administrator may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

13. Other Cash-Based Awards and Other Share-Based Awards. The Administrator is authorized, subject to limitations under Applicable Laws, to grant to Participants Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Share-Based Awards. The Administrator shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 13 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted Cashless Exercise or any combination thereof, as the Administrator shall determine; provided that the purchase price therefore shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

14. Exercise of Awards.

(a)

Exercisability. Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the terms of the Plan and reflected in the Award Agreement, including vesting requirements and/or performance criteria with respect to the Company, and Parent or Subsidiary, and/or the Participant. The Administrator shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(b)

Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). Notwithstanding the foregoing, in the event of military leave, vesting shall toll during any unpaid portion of such leave; provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company (or any Parent or Subsidiary, if applicable) throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(c)

Minimum Exercise Requirements. An Award may not be exercised for a fraction of a Share. The Administrator may require that an Award be exercised as to a minimum number of Shares; provided that such requirement shall not prevent a Participant from exercising the full number of Shares as to which the Award is then exercisable.

(d)

Procedures for and Results of Exercise. An Award shall be deemed exercised when written notice of such exercise has been received by the Company in accordance with the terms of the Award Agreement by the person entitled to exercise the Award and the Company has received full payment for the Shares with respect to which the Award is exercised and has paid, or made arrangements to satisfy, any applicable withholding requirements in accordance with Section 17 below. The exercise of an Award shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Option is exercised.

(e)

Rights as Holder of Capital Stock. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to the Shares, notwithstanding the exercise of the Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 17 below.

(f)

Termination of Service. The Administrator shall establish and set forth in the applicable Award Agreement the terms and conditions upon which an Award shall remain exercisable, if at all, following termination of a Participant’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that an Award Agreement does not specify the terms and conditions upon which an Award shall terminate upon termination of a Participant’s Continuous Service Status, the following provisions shall apply:

(i) General Provisions. If the Participant (or other person entitled to exercise the Award) does not exercise the Award to the extent so entitled within the time specified below, the Award shall terminate and the Shares underlying the unexercised portion of the Award shall revert to the Plan. In no event may any Award be exercised after the expiration of the Award term as set forth in the Award Agreement (and subject to Sections 8(a) and 9(a) above).

(ii) Termination other than Upon Disability, Death or for Cause. In the event of termination of a Participant’s Continuous Service Status other than under the circumstances set forth in subsections (iii) through (v) below, such Participant may exercise any outstanding Award at any time within three (3) months following such termination to the extent the Participant was vested in the Shares underlying the Award as of the date of such termination.

(iii) Disability of Participant. In the event of termination of a Participant’s Continuous Service Status as a result of his or her Disability, such Participant may exercise any outstanding Award at any time within six (6) months following such termination to the extent the Participant was vested in the Shares underlying the Award as of the date of such termination.

(iv) Death of Participant. In the event of the death of a Participant during the period of Continuous Service Status since the date of grant of any outstanding Award, or within three (3) months following termination of the Participant’s Continuous Service Status, the Award may be exercised by the Participant’s estate, or by a person who acquired the right to exercise the Award by bequest or inheritance, at any time within nine (9) months following the date of death or, if earlier, the date the Award’s Continuous Service Status terminated, but only to the extent the Participant was vested in the Shares underlying the Award as of the date of death.

(v) Termination for Cause. In the event of termination of a Participant’s Continuous Service Status for Cause, any outstanding Award (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon first notification to the Participant of termination of the Participant’s Continuous Service Status for Cause. If a Participant’s Continuous Service Status is suspended pending an investigation of whether the Participant’s Continuous Service Status will be terminated for Cause, all the Participant’s rights under any Award, including the right to exercise the Award, shall be suspended during the investigation period. Nothing in this Section 14(f)(v) shall in any way limit the Company’s right to purchase unvested Shares issued upon exercise of an Award as set forth in the applicable Award Agreement.

15. Taxes.

(a)

As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable U.S. federal, state or local tax withholding obligations or foreign tax withholding obligations that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

(b)

The Administrator may permit a Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) to satisfy all or part of his or her tax withholding obligations by Cashless Exercise or by surrendering Shares (either directly or by stock attestation) that he or she previously acquired; provided that, unless the Cashless Exercise is an approved broker-assisted Cashless Exercise, the Shares tendered for payment have been previously held for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings), or as otherwise permitted to avoid financial accounting charges under applicable accounting guidance. Any Shares withheld pursuant to this Section 15(b) shall not exceed the statutory minimum amount necessary to satisfy the Company’s tax withholding obligations (including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable), unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is specifically authorized by the Administrator. Any payment of taxes by surrendering Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

16. Non-Transferability of Awards.

(a)

General. Except as set forth in this Section 16, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant shall not constitute a transfer. An Award may be exercised, during the lifetime of the holder of the Award, only by such holder or a transferee permitted by this Section 16.

(b)

Limited Transferability Rights. Notwithstanding anything else in this Section 16, the Administrator may in its sole discretion grant Awards that may be transferred by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members.

17. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a)

Changes in Capitalization. Subject to any action required under Applicable Laws by the holders of capital stock of the Company, the Administrator shall, subject to compliance with Section 409A or Section 424, as applicable, of the Code, equitably adjust (i) the number, type and class of Shares or other stock or securities: (x) available for future Awards under Section 5 above, (y) set forth in Section 5 above and (z) covered by each outstanding Award, (ii) the grant, purchase, exercise or hurdle price covered by each such outstanding Award, and (iii) any repurchase price per Share applicable to Shares issued pursuant to any Award, or, if deemed appropriate, shall make a provision for a cash payment to the holder of an outstanding Award in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, repurchase, exchange or subdivision of the Shares or other securities of the Company, a rights offering, a reorganization, merger, spin-off, split-up, change in corporate structure or other similar occurrence, in each case excluding a Triggering Event; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. Any adjustment by the Administrator pursuant to this Section 17(a) shall be made in the Administrator’s sole and absolute discretion and shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. If, by reason of a transaction described in this Section 17(a) or an adjustment pursuant to this Section 17(a), a Participant’s Award Agreement or agreement related to any Shares underlying an Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or agreement related to the Shares underlying an Award in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares underlying the Award prior to such adjustment.

(b)

Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c)	Corporate Transactions. Unless a Participant’s applicable Award Agreement, employment agreement or other applicable written agreement provides otherwise, in the event of:

(i) a dissolution or liquidation of the Company or

(ii) a Triggering Event, then:

each outstanding Award shall either be (A) assumed or an equivalent award shall be substituted by such Successor Corporation, or (B) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the Fair Market Value of the portion of the Award Stock that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per Share exercise price thereof, or (C) any combination of (A) and (B) that is approved by the Administrator; provided that, in the case of an Option or SAR Award, such Award may be cancelled without consideration if the Fair Market Value on the date of the event is greater than the exercise or hurdle price of such Award. Notwithstanding the foregoing, in the event such Successor Corporation does not agree to such assumption, substitution or exchange, each such Award shall terminate upon the consummation of the corporate transaction.

Unless a Participant’s applicable Award Agreement, employment agreement or other applicable written agreement provides otherwise, if a Triggering Event, dissolution or liquidation occurs and any outstanding Award held by the Participant is to be terminated (in whole or in part) pursuant to the preceding paragraph, the Administrator may accelerate the vesting and exercisability of each such Award in his sole discretion such that the Award shall become vested and exercisable in full prior to the consummation of the corporate transaction at such time and on such conditions as the Administrator shall determine. The Administrator shall notify the Participant that the Award shall terminate at least five (5) days prior to the date upon which the Award terminates.

18. Time of Granting Options. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator; provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Participant’s employment relationship with the Company.

19. General Provisions Applicable to Awards.

(a)

Awards shall be granted for such cash or other consideration, if any, as the Administrator determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by Applicable Laws.

(b)

Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)

Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Administrator in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)

Except as may be permitted by the Administrator (except with respect to Incentive Stock Options) or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to the laws of descent and distribution and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under Applicable Laws, by such Participant’s guardian or legal representative. The provisions of this Section 19(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)

All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)	The Administrator may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

(g)

Any Award granted to an individual who is nominated to become a Director and is not an Employee or Consultant or a director of a Parent at the time of grant shall be forfeited in its entirety if such individual does not commence providing services to the Company within 12 months after the date of grant of such Award.

20. Amendment and Terminations.

(a)

The Board may at any time amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, but no amendment or termination (other than an adjustment pursuant to Section 17 above or as necessary to comply with Applicable Laws or accounting or tax rules and regulations) shall be made that would materially and adversely affect the rights of any Participant under any outstanding Award, without his or her consent, as determined in the sole discretion of the Board except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with Applicable Laws or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 24. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain the approval of holders of capital stock with respect to any Plan amendment in such a manner and to such a degree as required by Applicable Laws. Notwithstanding anything to the contrary in the Plan, the Administrator may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)

Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c)

Terms of Awards. The Administrator may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder of an Award; provided, however, that, subject to Section 17, no such action shall materially adversely affect the rights of any affected Participant or holder under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with Applicable Laws or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 24. The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 17) affecting the

Company, or the financial statements of the Company, or of changes in Applicable Laws or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)

No Repricing. Notwithstanding the foregoing, except as provided in Section 17, no action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.

21. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of any Award, the Company may require the person exercising the Award to represent and warrant at the time of any such exercise or purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by Applicable Laws. Shares issued upon exercise of Awards prior to the date, if ever, on which the Common Stock becomes a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant shall be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as is reflected in the applicable Award Agreement.

22. Beneficiaries. Unless stated otherwise in an Award Agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

23. Addenda. The Administrator may approve such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards to Employees or Consultants, which Awards may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which, if so required under Applicable Laws, may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose.

24. Cancellation or “Clawback” of Awards. The Administrator shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Administrator may, to the extent permitted by Applicable Laws or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

25. Restrictive Covenants. The Administrator may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

26. Compliance with Section 409A and Section 457A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A and Section 457A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A and Section 457A of the Code shall have no force and effect until amended to comply with Section 409A and Section 457A of the Code (which amendment may be retroactive to the extent permitted by Section 409A and Section 457A of the Code and may be made by the Company without the consent of Participants). If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (a) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service. Any reference in this Plan to Section 409A and Section 457A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

27. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 17.

28. Data Privacy. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any subsidiary, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining Participant records, a dissolution or liquidation of the Company;

(b)	providing information to the Company, Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(c)	providing information to future purchasers or merger partners of the Company or any subsidiary, or the business in which the Participant works; and

(d)	transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

29. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

30. Waiver of Jury Trial. EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

31. Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by the Participant, and the third selected by the first two. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

32. Other Acknowledgments. Notwithstanding anything in this Plan or an Award Agreement to the contrary, nothing in this Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.